Exhibit 99.1

KinderCare Reports Third Quarter 2025 Financial Results

Third Quarter Highlighted by Continued Revenue Growth, Performance in Champions, and Operational Discipline. Management Updates Full-Year Outlook.

Lake Oswego, Ore. (November 12, 2025) – KinderCare Learning Companies, Inc. (NYSE: KLC) (“KinderCare,” the “Company,” and “we”), a leading provider of high-quality early childhood education, today announced financial results for the third quarter ended September 27, 2025.

Third Quarter 2025 Highlights

•
Revenue of $676.8 million
•
Income from operations of $26.3 million
•
Net income of $4.6 million and net income per common share, diluted of $0.04

Non-GAAP financial measures

•
Adjusted EBITDA (1) of $66.4 million
•
Adjusted net income (1) of $15.3 million and adjusted net income per common share, diluted (1) of $0.13

“Our third quarter results reflect disciplined execution and continued operational progress through the back-to-school season,” said Paul Thompson, KinderCare's Chief Executive Officer. “We delivered revenue growth led by strong performance in Champions and sustained engagement from employers who value the breadth and flexibility of our childcare solutions. Our team remained focused on strengthening management and center-level execution to enhance the family experience as parents make their childcare decisions.”

Mr. Thompson continued, “While we are operating in a more complex economic environment, we believe the influence these factors have on our results are near-term in nature. The operational initiatives we completed this quarter are enhancing accountability and building consistent, value-driven experiences for families. We remain confident in our fundamentals, our team’s commitment, and the significant long-term opportunities ahead for KinderCare.”

Third Quarter 2025 Financial Results

Total revenue increased $5.4 million, or 0.8%, to $676.8 million for the third quarter of 2025 as compared to $671.5 million for the third quarter of 2024.

Revenue from early childhood education centers increased by $0.5 million, or 0.1%, for the third quarter of 2025 as compared to the third quarter of 2024, of which approximately 2% was from higher tuition rates, offset by approximately 2% from lower enrollment.

Revenue from before- and after-school sites increased by $4.8 million, or 10.7%, for the third quarter of 2025 as compared to the third quarter of 2024 primarily due to opening new sites.

Income from operations decreased $28.1 million, or 51.6%, to $26.3 million for the third quarter of 2025 as compared to $54.4 million for the third quarter of 2024. The decrease was driven by an increase in cost of services of $22.0 million, primarily as a result of lower government assistance due to a decrease in cost reimbursements from the conclusion of COVID-19 Stimulus funding, as well as higher personnel costs due to increased wage rates offset by lower labor hours. Additionally, the decrease was attributable to an increase in selling, general, and administrative expenses of $7.9 million, driven by higher professional fees, personnel costs, and computer costs primarily related to investments in new technology and digital solutions. These increases were partially offset by the $5.4 million in revenue growth noted above.

Net income decreased $9.4 million, or 67.4%, to $4.6 million for the third quarter of 2025 as compared to $14.0 million for the third quarter of 2024. The decrease was driven by the impact to income from operations noted above, partially offset by a $15.4 million decrease in interest expense, primarily due to lower outstanding principal and interest rates on the First Lien Term Loan Facility as a result of the October 2024 repayment and subsequent repricing amendments in October 2024 and July 2025. Net income per common share, diluted was $0.04 for the third quarter of 2025 compared to $0.15 for the third quarter of 2024.

For the third quarter of 2025, adjusted EBITDA (1) decreased $5.0 million, or 7.0%, to $66.4 million, and adjusted net income (1) increased $11.0 million, to $15.3 million, from the third quarter of 2024. Adjusted net income per common share, diluted (1) was $0.13 for the third quarter of 2025 compared to $0.05 for the third quarter of 2024.

As of September 27, 2025, the Company operated 1,595 early childhood education centers and 1,138 before- and after-school sites.

Balance Sheet and Liquidity

As of September 27, 2025, the Company had $174.7 million of cash and cash equivalents and $194.4 million of available borrowing capacity under the revolving credit facility, after giving effect to the outstanding letters of credit of $68.1 million.

During the nine months ended September 27, 2025, the Company generated $234.3 million in cash provided by operating activities and made net investments totaling $114.4 million, which include $95.9 million in property and equipment and $17.5 million in acquisitions. Additionally, during the nine months ended September 27, 2025, the Company utilized $7.5 million in cash for financing activities.

2025 Outlook

The Company is updating its guidance ranges for the full year 2025. Revenue is now expected to be approximately $2.72 billion to $2.74 billion and adjusted EBITDA is expected to be approximately $290 million to $295 million (2). Adjusted net income per common share, diluted is expected to be approximately $0.64 to $0.67 (2).

Conference Call and Webcast

Management will host a conference call today at 5:00 pm ET to discuss the financial results for the third quarter of 2025. The conference call will be webcast live via the Company's investor relations website at https://investors.kindercare.com. A replay of the webcast will be made available on the same investor relations website shortly after the event concludes.

Interested parties may also access the conference call live over the phone by dialing 1-800-549-8228 (Toll-free) or 1-646-564-2877 (Toll) and referencing conference ID 61209. Participants are asked to dial in a few minutes prior to the call to register.

A supplemental presentation of third quarter results will be available at https://investors.kindercare.com.

Footnote References

(1)
Adjusted EBITDA, adjusted net income, and adjusted net income per common share are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the comparable GAAP measures are included in the tables at the end of this press release.
(2)
Future period non-GAAP outlook, including adjusted EBITDA and adjusted net income per common share, diluted, includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Use of Non-GAAP Financial Measures” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release and on the related teleconference that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations or guidance regarding, among other things, future enrollment trends, the impact of occupancy initiatives on future performance, future government support for childcare (including the timing or amount of future grants, reimbursement or other forms of government assistance); future business plans, objectives or initiatives; the Company’s future financial position; future financial outlook and performance; general economic and industry trends; future operating results; and working capital and liquidity and other statements that are not statements of historical facts. When used in this press release and on the related teleconference, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “vision,” or “should,” or the negative thereof or other variations thereon or comparable terminology. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to address changes in the demand for child care and workplace solutions; our ability to adjust to shifts in workforce demographics, economic conditions, office environments and unemployment rates, and our ability to manage any adverse impact of a prolonged shutdown of the United States government on these factors; our ability to hire and retain qualified teachers, management, employees, and maintain strong employee engagement; the impact of public health crises on our business, financial condition and results of operations; our ability to address adverse publicity; changes in federal child care and education spending policies, tax incentives and budget priorities; our ability to acquire additional capital; our ability to successfully identify acquisition targets, acquire businesses and integrate acquired operations into our business; our reliance on our subsidiaries; our ability to protect our intellectual property rights; our ability to protect our information technology and that of our third-party service providers; our ability to manage the costs and liabilities of collecting, using, storing, disclosing, transferring and processing personal information; our ability to manage payment-related risks; our expectations regarding the effects of existing and developing laws and regulations, litigation and regulatory proceedings; our ability to maintain adequate insurance coverage; the fluctuation in our stock price; the occurrence of natural disasters, environmental contamination or other highly disruptive events; expenses associated with being a public company and other risks and uncertainties set forth under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 28, 2024 and in our other filings with the SEC. The Company does not undertake any obligation to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based, except as otherwise required by law.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including EBIT, EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per common share. Tables showing the reconciliation of these non-GAAP financial measures to the comparable GAAP measures are included at the end of this release. Management believes these non-GAAP financial measures are useful in evaluating the Company’s operating performance, and may be helpful to securities analysts, institutional investors and other interested parties in understanding the Company’s operating performance. Management also uses these non-GAAP financial measures for budgeting and compensation purposes.

Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures, such as net income or net income per common share. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

About KinderCare Learning Companies™

A leading private provider of early childhood and school-age education and care, KinderCare builds confidence for life in children and families from all backgrounds. KinderCare supports hardworking families in 41 states and the District of Columbia with differentiated flexible child care solutions:

•
In neighborhoods, with KinderCare® Learning Centers that offer early learning programs for children six weeks to 12 years old;
•
Crème School®, which offers a premium early education experience using a variety of enrichment classrooms; and
•
In local schools, with Champions® before and after-school programs.

KinderCare partners with employers nationwide to address the child care needs of today’s dynamic workforce. We provide customized family care benefits for organizations, including care for young children on or near the site where their parents work, tuition benefits, and backup care where KinderCare programs are located. Headquartered in Lake Oswego, Oregon, KinderCare operates more than 2,700 early learning centers and sites.

Contacts:

Investors
Investor Relations
investors@kindercare.com

Media
Media Relations
media@kindercare.com

Source: KinderCare

KinderCare Learning Companies, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 27, 2025	December 28, 2024
Assets
Current assets:
Cash and cash equivalents	$174,733	$62,336
Accounts receivable, net	103,298	104,333
Prepaid expenses and other current assets	56,034	48,104
Total current assets	334,065	214,773
Property and equipment, net	430,736	418,524
Goodwill	1,137,181	1,119,714
Intangible assets, net	422,996	429,766
Operating lease right-of-use assets	1,474,746	1,373,064
Other assets	83,769	89,626
Total assets	$3,883,493	$3,645,467
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$198,189	$152,660
Related party payables	—	119
Current portion of long-term debt	9,620	7,251
Operating lease liabilities—current	164,843	144,919
Deferred revenue	29,513	26,376
Other current liabilities	67,346	81,433
Total current liabilities	469,511	412,758
Long-term debt, net	921,268	918,719
Operating lease liabilities—long-term	1,421,150	1,315,587
Deferred income taxes, net	34,411	30,907
Other long-term liabilities	105,944	102,987
Total liabilities	2,952,284	2,780,958
Total shareholders' equity	931,209	864,509
Total liabilities and shareholders' equity	$3,883,493	$3,645,467

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data and percentages)

	Three Months Ended
	September 27, 2025		September 28, 2024
Revenue	$676,830		$671,476
Costs and expenses:
Cost of services (excluding depreciation and impairment)	543,139	80.2%	521,093	77.6%
Depreciation and amortization	31,019	4.6%	29,641	4.4%
Selling, general, and administrative expenses	73,043	10.8%	65,110	9.7%
Impairment losses	3,309	0.5%	1,257	0.2%
Total costs and expenses	650,510	96.1%	617,101	91.9%
Income from operations	26,320	3.9%	54,375	8.1%
Interest expense	24,095	3.6%	39,459	5.9%
Interest income	(1,731)	(0.3%)	(1,260)	(0.2%)
Other income, net	(2,249)	(0.3%)	(1,937)	(0.3%)
Income before income taxes	6,205	0.9%	18,113	2.7%
Income tax expense	1,655	0.2%	4,154	0.6%
Net income	$4,550	0.7%	$13,959	2.1%
Net income per common share: (1)
Basic	$0.04		$0.15
Diluted	$0.04		$0.15
Weighted average number of common shares outstanding: (1)
Basic	118,353		90,366
Diluted	118,413		90,366
(1)
On October 8, 2024, the Company effected a common stock conversion, in which Class A and Class B common stock were converted to common stock at a ratio of 8.375 to one (“Common Stock Conversion”). The outstanding shares and per share amounts for the three months ended September 28, 2024 have been adjusted to retrospectively reflect the conversion.

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data and percentages)

	Nine Months Ended
	September 27, 2025		September 28, 2024
Revenue	$2,045,184		$2,016,079
Costs and expenses:
Cost of services (excluding depreciation and impairment)	1,578,804	77.2%	1,518,818	75.3%
Depreciation and amortization	92,070	4.5%	87,393	4.3%
Selling, general, and administrative expenses	223,418	10.9%	234,148	11.6%
Impairment losses	7,054	0.3%	7,140	0.4%
Total costs and expenses	1,901,346	93.0%	1,847,499	91.6%
Income from operations	143,838	7.0%	168,580	8.4%
Interest expense	64,276	3.1%	119,806	5.9%
Interest income	(3,814)	(0.2%)	(5,120)	(0.3%)
Other income, net	(4,900)	(0.2%)	(5,721)	(0.3%)
Income before income taxes	88,276	4.3%	59,615	3.0%
Income tax expense	23,981	1.2%	18,872	0.9%
Net income	$64,295	3.1%	$40,743	2.0%
Net income per common share: (1)
Basic	$0.54		$0.45
Diluted	$0.54		$0.45
Weighted average number of common shares outstanding: (1)
Basic	118,300		90,366
Diluted	118,368		90,366
(1)
On October 8, 2024, the Company effected a common stock conversion, in which Class A and Class B common stock were converted to common stock at a ratio of 8.375 to one (“Common Stock Conversion”). The outstanding shares and per share amounts for the nine months ended September 28, 2024 have been adjusted to retrospectively reflect the conversion.

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	September 27, 2025	September 28, 2024
Operating activities:
Net income	$64,295	$40,743
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	92,070	87,393
Impairment losses	7,054	7,140
Change in deferred taxes	5,898	(761)
Loss on extinguishment of long-term debt, net	5,434	895
Amortization of debt issuance costs	4,635	4,956
Stock-based compensation	10,135	22,316
Realized and unrealized gains from investments held in deferred compensation asset trusts	(3,850)	(3,285)
Gain on disposal of property and equipment	(82)	(1,505)
Changes in assets and liabilities, net of effects of acquisitions	48,693	(1,156)
Cash provided by operating activities	234,282	156,736
Investing activities:
Purchases of property and equipment	(95,925)	(94,614)
Payments for acquisitions, net of cash acquired	(17,544)	(10,497)
Proceeds from the disposal of property and equipment	169	1,537
Investments in deferred compensation asset trusts	(4,885)	(6,767)
Proceeds from deferred compensation asset trust redemptions	3,762	1,639
Cash used in investing activities	(114,423)	(108,702)
Financing activities:
Payments of deferred offering costs	(275)	(1,725)
Distribution to parent	—	(320,000)
Proceeds from issuance of long-term debt	—	264,338
Principal payments of long-term debt	(4,834)	(7,933)
Payments of debt issuance costs	(317)	(230)
Repayments of promissory notes	(250)	(339)
Payments of financing lease obligations	(934)	(1,223)
Tax payments related to net settlement of restricted stock units	(851)	—
Cash used in financing activities	(7,461)	(67,112)
Net change in cash, cash equivalents, and restricted cash	112,398	(19,078)
Cash, cash equivalents, and restricted cash at beginning of period	62,430	156,412
Cash, cash equivalents, and restricted cash at end of period	$174,828	$137,334

KinderCare Learning Companies, Inc.

Consolidated Non-GAAP Measures (Unaudited)

(In thousands, except per share data)

The following table shows EBIT, EBITDA, and adjusted EBITDA for the periods presented, and the reconciliation to its most comparable GAAP measure, net income, for the periods presented:

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2025	2024	2025	2024
Net income	$4,550	$13,959	$64,295	$40,743
Add back:
Interest expense	24,095	39,459	64,276	119,806
Interest income	(1,731)	(1,260)	(3,814)	(5,120)
Income tax expense	1,655	4,154	23,981	18,872
EBIT	$28,569	$56,312	$148,738	$174,301
Add back:
Depreciation and amortization	31,019	29,641	92,070	87,393
EBITDA	$59,588	$85,953	$240,808	$261,694
Add back:
Impairment losses (1)	3,309	1,257	7,054	7,140
Stock-based compensation (2)	2,826	(1,402)	10,360	(94)
Management and advisory fee expenses (3)	—	1,216	—	3,648
Acquisition related costs (4)	—	—	—	16
Non-recurring distribution and bonus expense (5)	—	—	—	19,287
COVID-19 Related Stimulus, net (6)	—	(14,908)	(26,713)	(65,683)
Other costs (7)	672	(760)	882	6,139
Adjusted EBITDA	$66,395	$71,356	$232,391	$232,147

The following table shows adjusted net income and adjusted net income per common share for the periods presented and the reconciliation to the most comparable GAAP measure, net income and net income per common share, respectively, for the periods presented:

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2025	2024	2025	2024
Net income	$4,550	$13,959	$64,295	$40,743
Income tax expense	1,655	4,154	23,981	18,872
Net income before income tax	$6,205	$18,113	$88,276	$59,615
Add back:
Amortization of intangible assets	2,152	2,284	6,770	6,852
Impairment losses (1)	3,309	1,257	7,054	7,140
Stock-based compensation (2)	2,826	(1,402)	10,360	(94)
Management and advisory fee expenses (3)	—	1,216	—	3,648
Acquisition related costs (4)	—	—	—	16
Non-recurring distribution and bonus expense (5)	—	—	—	19,287
COVID-19 Related Stimulus, net (6)	—	(14,908)	(26,713)	(65,683)
Loss on extinguishment of long-term debt, net (8)	5,434	—	5,434	895
Other costs (7)	672	(760)	882	6,139
Adjusted income before income tax	20,598	5,800	92,063	37,815
Adjusted income tax expense (9)	5,316	1,497	23,761	9,760
Adjusted net income	$15,282	$4,303	$68,302	$28,055
Net income per common share: (10)
Basic	$0.04	$0.15	$0.54	$0.45
Diluted	$0.04	$0.15	$0.54	$0.45
Adjusted net income per common share: (10)
Basic	$0.13	$0.05	$0.58	$0.31
Diluted	$0.13	$0.05	$0.58	$0.31
Weighted average number of common shares outstanding: (10)
Basic	118,353	90,366	118,300	90,366
Diluted	118,413	90,366	118,368	90,366

Explanation of add backs:

(1)
Represents impairment charges for long-lived assets as a result of center closures and reduced operating performance at certain centers due to the impact of changing demographics in certain locations in which we operate and current macroeconomic conditions on our overall operations.
(2)
Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification 718, Compensation: Stock Compensation, and excludes cash-settled, liability-classified stock-based compensation expense. The nine months ended September 28, 2024 excludes $14.3 million in expense included within “Non-recurring distribution and bonus expense” as described in explanation (5) below.
(3)
Represents amounts incurred for management and advisory fees with related parties in connection with a management services agreement with Partners Group (USA), Inc., a related party of the Company’s ultimate parent, which was terminated upon completion of our IPO.
(4)
Represents costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration, and severance related costs. During the nine months ended September 28, 2024, these costs were incurred related to the acquisition of Crème School.
(5)
During March 2024, we recognized a $14.3 million one-time expense related to an advance distribution to holders of Class B PIUs. In connection with this distribution, we recognized a $5.0 million one-time bonus expense for holders of RSUs and stock options to account for the change in value associated with the March 2024 distribution for Class B PIUs. We do not routinely make distributions to Class B PIU holders in advance of a liquidity event or pay bonuses to RSU or stock option holders outside of normal vesting and we do not expect to do so in the future. In connection with our IPO, KC Parent, our direct parent prior to our IPO, distributed shares of our common stock then held by KC Parent to unitholders of KC Parent in proportion to their interests in KC Parent.
(6)
Includes expense reimbursements and revenue arising from the COVID-19 pandemic, net of pass-through expenses incurred as a result of certain grant requirements. We recognized $0.7 million during the nine months ended September 27, 2025 and $16.9 million and $55.9 million during the three and nine months ended September 28, 2024, respectively, in funding for reimbursement of center operating expenses in cost of services (excluding depreciation and impairment). Additionally, during the nine months ended September 27, 2025 and September 28, 2024, we recognized $30.1 million and $23.4 million of ERC offsetting cost of services (excluding depreciation and impairment) as well as $2.1 million and $2.6 million in professional fees in selling, general, and administrative expenses, respectively, as a result of calculating and filing for ERC. COVID-19 Related Stimulus is net of pass-through expenses incurred as stipulated within certain grants of $1.9 million during the nine months ended September 27, 2025 and $2.3 million and $11.4 million during the three and nine months ended September 28, 2024, respectively.
(7)
Includes certain professional fees incurred for both contemplated and completed debt and equity transactions, as well as costs expensed in connection with prior contemplated offerings. For both the three and nine months ended September 27, 2025, other costs includes $0.7 million in transaction costs associated with repricing our First Lien Term Loan Facility and for the nine months ended September 27, 2025, other costs also includes $0.2 million in costs related to our IPO. For the three months ended September 28, 2024, other costs includes expenses incurred, offset by a refund for costs expensed in a prior period resulting in a net credit to expense, for professional fees related to our IPO. For the nine months ended September 28, 2024, other costs includes $2.9 million in transaction costs associated with our incremental first lien term loan and repricing on our senior secured credit facilities and $0.7 million in costs related to our IPO. These costs represent items management believes are not indicative of core operating performance.
(8)
Includes the unamortized original issue discount and deferred financing costs that were written off in connection with certain lenders that had reduced principal holdings or did not participate in the loan syndication as a result of certain amendments to our senior secured credit facilities. For the three and nine months ended September 27, 2025, the loss on extinguishment of long-term debt is the result of the July 2025 repricing amendment to the Credit Agreement. For the nine months ended September 28, 2024, the loss on extinguishment of long-term debt is the result of the April 2024 repricing amendment to the Credit Agreement. During the three months ended December 28, 2024, management updated the definition of adjusted net income to include loss on extinguishment of long-term debt, net and has adjusted prior periods presented to reflect the updated definition for comparative purposes. Loss on extinguishment of long-term debt, net is not considered by management to be indicative of core operating performance.
(9)
Includes the tax effect of the non-GAAP adjustments, calculated using the appropriate federal and state statutory tax rate and the applicable tax treatment for each adjustment. The non-GAAP tax rate was 25.8% for the three and nine months ended September 27, 2025 and September 28, 2024. Our statutory rate is re-evaluated at least annually.
(10)
The outstanding shares and per share amounts for the three and nine months ended September 28, 2024 have been retrospectively adjusted to reflect the Common Stock Conversion.